DOLLAR GENERAL CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated Effective November 1, 2004)

ARTICLE I

Purpose and Adoption of Plans

1.1

“Introduction” Dollar General Corporation (the “Company”) previously established and maintained the Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”).  Effective as of November 1, 2004, the Company hereby amends and restates the plan document of the Plan, provided, however, that if this amendment and restatement does not comply with Code Section 409A in any manner, the provisions(s) not so complying shall not be effective until amended to so comply (which amendment may be retroactive to the extent permitted under Code Section 409A).

1.2

“Rights of Directors”  The rights and benefits, if any, of a Director whose service terminated before or after the effective date of this amendment and restatement shall be determined in accordance with the provisions of the Plan provided herein, provided, however, that there shall be no change in the form or manner of benefits in pay status on November 1, 2004.

1.3

“Purpose of Plan” The purpose of the Plan is to provide each Director with an opportunity to defer some or all of the Director’s Fees as a means of saving for retirement or other purposes.

ARTICLE II

Definitions

For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context.  The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.

2.1

“Accounts” shall mean the account or accounts established and maintained by the Plan Committee for bookkeeping purposes to reflect the interest of a Participant in the Plan, as described below.  The Accounts shall be bookkeeping entries only and shall be utilized solely as devices for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plan.  Any Account balance for one or more periods may be separately accounted for in subaccounts for any reason determined by the Plan Committee.

2.2

“Beneficiary” shall mean any person, estate, trust or organization entitled to receive any payment under the Plan upon the death of a Participant.  The Participant shall designate his beneficiary on a form provided by the Plan Committee.

2.3

“Board” shall mean the Board of Directors of the Company.

2.4

“Change in Control” means the happening of any of the following:

(a)

Any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(b)

As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(c)

During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

2.5

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

2.6

“Company” shall mean Dollar General Corporation, a Tennessee corporation with principal offices at Goodlettsville, Tennessee.

2.7

“Deferral Election” shall mean a Participant’s written election to defer a portion of his Fees pursuant to Article IV.

2.8

“Director” shall mean any non-employee director of the Company.

2.9

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, or the corresponding section of any subsequent legislation which replaces it, and, to the extent not inconsistent therewith, the regulations issued thereunder.

2.10

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11

“Fees” shall mean the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a Director for his service as a member of the Board or a committee thereof during a Plan Year or portion thereof.

2.12

“Investment Request” shall mean a Participant’s written request to have his Accounts deemed to be invested pursuant to Article VII.

2.13

“Participant” shall mean a Director or former Director who meets all of the conditions of eligibility under Section 3.1 and who participates in the Plan in accordance with Article IV.

2.14

“Plan” shall mean this Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors, as reflected in this Plan document.

2.15

“Plan Committee” shall mean the Compensation Committee of the Board or another committee that is appointed by the Compensation Committee to serve as the Plan Committee, subject to the provisions of Section 10.1.

2.16

“Plan Year” shall mean:

(i)

For periods beginning before February 1, 2004, the 12 consecutive month period commencing each February 1st and ending on the last day of January next following;

(ii)

For the period beginning on February 1, 2004, the 11 consecutive month period commencing on February 1st and ending on the last day of December next following; and

(iii)

For periods beginning on or after January 1, 2005, the 12 consecutive month period commencing each January 1st and ending on the last day of December next following.

2.17

“Termination” means retirement from the Board or other separation from service of a Director (within the meaning of Code Section 409A(a)(2)(A)(i)) for any other reason other than Total and Permanent Disability or death.

2.18

“Total and Permanent Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of continuous period of not less than 12 months, as evidenced by qualification for disability income benefits under the federal Social Security system.

2.19

“Trust Agreement”:  The agreement, if any, by and between the Company and any trustee under which assets pertaining to the Plan, if any, is maintained.  If assets pertaining to the Plan are maintained pursuant to a Trust Agreement, such Trust Agreement is intended to be a grantor trust (sometimes referred to as a rabbi trust), of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code.

ARTICLE III

Eligibility

3.1

“Eligibility Rules”  Any Director of the Company shall be eligible to participate in the Plan.

ARTICLE IV

Deferral of Fees under the Plan

4.1

“Fees Which May Be Deferred”

(a)

Subject to Section 4.1(b), a Participant may elect to defer all or any portion of his Fees.

(b)

Notwithstanding the provisions of Section 4.1(a), the Plan Committee or its delegate may establish lower deferral limits for any Participant (or Participants) as it deems necessary or advisable from time to time.  Any affected Participants will be notified of such lower deferral limits by the Plan Committee (or its delegate).

4.2

“Establishment of Account” An Account shall be established for each Participant by the Plan Committee as of the effective date of such Participant’s initial Deferral Election.  The Participant’s Account shall be credited at least monthly with amounts that a Participant has deferred under Section 4.1.

4.3

“Deferral Election Form” A Participant shall complete a Deferral Election form, which shall be made in writing on a form prescribed by the Plan Committee.  The initial Deferral Election form shall state:

(a)

That the Participant wishes to make an election to defer the receipt of all or a portion of his Fees;

(b)

The percentage of such elective deferral, consistent with the provisions of Section 4.1;

(c)

Subject to the provisions of Sections 4.5 and 4.6 and Article VIII, the form of any distribution from the Plan, which election may in the discretion of the Plan Committee be made on a Plan Year (or multiple prospective Plan Years) by Plan Year (or multiple prospective Plan Years) basis and/or separately for different Accounts and/or contributions thereto;

(d)

That the deferral is to termination of service as a Director (provided, however, that upon the Participant’s unforeseeable emergency, amounts deferred may be paid pursuant to Section 4.5(b)); and

(e)

Such other information that the Plan Committee, in its discretion determines to be necessary or advisable to administer deferral elections hereunder.

4.4

“Making and Modifying Deferral Elections”

(a)

Except as provided in Section 4.4(b), a Deferral Election for a Plan Year must be filed on or before the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates in order to be effective for Fees earned in that Plan Year.

(b)

With respect to Directors’ Fees payable for all or any portion of a Plan Year after a person’s initial election to the office of Director of the Company, any such person wishing to participate in the Plan may file a proper Deferral Election within 30 days after election to office.  Any Deferral Election shall be effective upon filing or as soon as possible thereafter with respect to such Fees earned subsequent to filing.

(c)

An effective Deferral Election may not be revoked or modified (except as to changes in the designation of Beneficiary and as otherwise stated herein) with respect to Fees payable for a Plan Year or portion of a Plan Year for which the Deferral Election is effective.  A Deferral Election shall apply only for such Plan Year, unless the Plan Committee in its sole discretion waives the requirement for an annual election form (thereby making Deferral Elections evergreen until changed or revoked).  In order to defer a portion of his Fees for a subsequent Plan Year, a Director must make a new Deferral Election in accordance with this Section.

(d)

The termination of participation in the Plan shall not affect amounts previously deferred by the Participant under the Plan.

(e)

It is intended that all Deferral Elections and modifications thereto will comply with the requirements of Code Section 409A.  The Plan Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code Section 409A (including any transition or grandfather rules thereunder).  In this regard the Committee is expressly authorized to permit elections prior to January 1, 2005 on such basis as it deems necessary or appropriate.

4.5

“In-Service Distributions and Election Form Procedures”

(a)

A Participant may not elect to receive a “time specific” in-service distribution of vested amounts credited to his Account.

(b)

A Participant who is a Director may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to his Account in the event he has an unforeseeable emergency hardship.  Upon a finding by the Plan Committee that the Participant has an unforeseeable emergency hardship, the Plan Committee (in its sole discretion) may authorize the payment of all or a part of a Participant’s vested Account in the form of a lump sum distribution prior to his Termination or other cessation of service as  Director.  Any such written request must set forth the circumstances constituting such unforeseeable emergency hardship.  Notwithstanding the foregoing, the Plan Committee may not direct payment of any amounts credited to the Account of a Participant to the extent that such unforeseeable emergency hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would itself not cause severe financial hardship.  Any distribution due to unforeseeable emergency hardship shall only be permitted to the extent reasonably needed to satisfy such hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, and shall be made in the sole discretion of the Plan Committee, both with respect to the determination as to whether an unforeseeable emergency hardship exists and as to the amount distributable.  In all cases, the requirements and standards set forth in Code Section 409A will govern the determinations of a Participant’s eligibility for and the amount of any distributions under this Section 4.5(b).  For purposes hereof, “unforeseeable emergency hardship” means as a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Code Section 152(a)), loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by homeowner's insurance, e.g., as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(c)

In-service distributions shall be made in the manner described in Section 8.6.

4.6

“Amending the Deferral Election to Change Form of Distribution at Termination Not Permitted” A Participant may not change his elected or default form of the distribution of his existing Account to be made at Termination.  The foregoing is not intended to prohibit new and different elections on a prospective basis for amounts earned in a subsequent Plan Year to the extent permitted under Section 4.3.  Form of payment elections in effect on November 1, 2004 shall continue to apply to all Account balances attributable to deferrals (and earnings thereon) for periods prior to January 1, 2005 and, unless otherwise determined by the Plan Committee (e.g., by permitting Plan Year by Plan Year elections effective prospectively), to Deferral Elections made on or after November 1, 2004.

ARTICLE V

Change in Control

5.1

“Change in Control” Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, each Participant shall receive an automatic lump sum distribution of his entire Account not later than 15 days after the date of the “Change in Control”, but in no event earlier than the earliest time permitted for payment assuming compliance with Code Section 409A (e.g., if the Change in Control is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company, within the meaning of Code Section 409A). In addition, the Company shall reimburse a Director for the legal fees and expenses incurred if the Director is required to seek to obtain or enforce any right to distribution pursuant to this Section.  Notwithstanding any provision of this Plan to the contrary, the definition of the term “Change in Control” and this Section may not be amended after a “Change in Control” occurs without the written consent of a majority in number of Directors.

ARTICLE VI

Vesting

6.1

“Vesting” Amounts credited to a Participant’s Account, along with any earnings thereon, shall be fully vested at all times.

ARTICLE VII

Investments

7.1

“In General”

(a)

The Plan Committee shall determine the investment options available under the Plan and the procedures for making Investment Requests therefore.  Such investment options and procedures may be changed by the Plan Committee at any time and from time to time.  The Plan Committee may provide for suspension of any investment option as it deems appropriate at any time.

(b)

The Accounts of each Participant shall be credited as of the last day of each calendar month with the deemed investment gains and losses based upon the Account value as of the first day of the calendar month, or on a more frequent basis as determined by the Plan Committee.  Unless otherwise provided by the Plan Committee, the Company will pay for general Plan administrative expenses, although the Plan Committee could direct that these expenses be charged to Participants’ accounts as a Plan administrative expense and the manner in which such expenses are charged.

(c)

A Participant shall request how his Accounts are deemed to be invested by completing an Investment Request.  Such Investment Request shall be made in writing in accordance with procedures established by the Plan Committee.  Any Investment Request made in accordance with this Section 7.1 shall continue unless the Participant changes the Investment Request under this Plan in accordance with procedures established by the Plan Committee.

(d)

Deemed elections made under this Plan and pursuant to an Investment Request shall be applicable only with respect to this Plan and Investment Requests and changes thereto requested by the Participant shall be effective prospectively only.  The Plan Committee shall be authorized to permit more frequent changes in investment options to be effective on such dates as it shall specify.  The Plan Committee shall consider an Investment Request, but is not obligated to follow such request.

(e)

In connection with investment option changes effective November 1, 2004 and any subsequent change in investment options under the Plan (whether by reason of changes effected in the investment options under the Plan by the Plan Committee or otherwise), the Plan Committee may establish such blackout period or periods during which Investment Requests and Plan distributions will be suspended and may provide for such mapping of Account balances from old investment options to new investment options and/or such Participant choice with respect thereto as its deems appropriate.

(f)

Effective January 1, 2005, no amount attributable to an Account balance deemed to be invested in a Company stock investment option shall be transferred by Investment Request to an investment option other than the Company stock investment option, and no amount attributable to an Account balance deemed to be invested in an investment option other than a Company stock investment option shall be transferred by Investment Request to the Company stock investment option.

(g)

Company Common Stock acquired by the Plan for distribution or investment purposes may be acquired on the open market, in private transactions or directly from the Company as determined in the sole discretion of the Plan Committee, provided that acquisitions from the Company are approved by the Board of Directors or its Compensation Committee.  Fractional shares of Company Common Stock disposed of by the Plan may be disposed of the open market, in private transactions or directly from the Company as determined in the sole discretion of the Plan Committee.  Company Common Stock acquired or disposed by the Plan on the open market shall be acquired or disposed of based on such procedures and standards as may be determined by the Plan Committee.  Company Common Stock acquired by the Plan in private transactions or directly from the Company shall be acquired for not more than its fair market value as determined by the Plan Committee.  Company Common Stock disposed of by the Plan in private transactions or directly from the Company shall be disposed of for not less than its fair market value as determined by the Plan Committee.

7.2

“Gains Invested in Same Option” Dividends, interest and other distributions credited with respect to any deemed investment election shall be deemed to be invested in the same investment option.

7.3

“Participant Reports on Account Values” At the end of each Plan Year (or on a more frequent basis as determined by the Plan Committee), a report shall be issued to each Participant who has an Account stating the value of such Account.

ARTICLE VIII

Distribution of Accounts

8.1

“Distribution on or after Termination”

(a)

For benefits payable from the Plan on or after the Participant’s Termination, the Participant shall be entitled to receive the balance of his Account (or portions thereof) in one of the following forms as elected by him pursuant to Section 4.3:

(i)

A lump sum distribution;

(ii)

Monthly installments payable over a 5, 10 or 15 year period, determined by dividing (A) the current balance in such Account by (B) the number of installments in which distributions remain to be made (including the current distribution); or

(iii)

A combination of an initial lump sum distribution of a specified dollar amount and the remainder in monthly installments payable over a 5, 10 or 15 year period.

(b)

Notwithstanding the other provisions of this Plan to the contrary, the Plan shall distribute in a lump sum distribution any benefits payable to a Participant from the Plan if the value of the Participant’s Account as of the valuation date coincident with or next following his Termination is $25,000 (or any lesser amount required to comply with the requirements of Code Section 409A) or less.

(c)

If a Participant fails to specify a form of payment (or if there is no validly executed form of payment elected by the Participant) for any portion of his Account, such portion of his Account shall be distributed in a lump sum distribution.

(d)

Solely for purposes of this Section 8.1, prior to November 1, 2004, payments of amounts deferred pursuant to a valid Deferral Election shall commence after a Director’s Termination (i) with respect to a lump sum, on the February 1 of the year selected by a Director in his or her Deferral Election and (ii) with respect to annual installments, on the February 1 of the first year of deferred payment selected by a Director in his or her Deferral Election.  Effective November 1, 2004, all distributions shall commence in the August following the calendar year in which the Director’s Termination occurs.

8.2

“Distribution on Participant’s Death” Upon the death of a Participant or a former Participant prior to the complete distribution of his Accounts (including, unless violative of the requirements of Code Section 409A, the Participant’s death subsequent to the Participant’s commencement of payment under the Plan or after the Participant’s separation from service), the balance of his Accounts shall be paid in a lump sum distribution to his Beneficiary within 60 days following the close of the calendar quarter in which the Plan Committee is provided evidence of the Participant’s death (or as soon as reasonably practicable thereafter).  In the event a beneficiary designation is not on file with the Plan Committee or the Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant or former Participant.  Notwithstanding the foregoing, in the event of the death of a Participant subsequent to the commencement of installment payments, but prior to the completion of such payments and prior to November 1, 2004, the installment payments shall continue and shall be paid to the Beneficiary as if the Participant had not died; provided, however, that if the Beneficiary is a trust or estate, the remaining benefits shall be paid in a lump sum distribution.

8.3

“Change of Beneficiary Permitted” A Participant’s beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the Participant’s prior named Beneficiary.

8.4

“Distribution on Total and Permanent Disability” Upon the Total and Permanent Disability of a Participant or former Participant (including, unless violative of the requirements of Code Section 409A, the Participant’s Total and Permanent Disability subsequent to the Participant’s commencement of payment under the Plan or after the Participant’s separation from service) on or after November 1, 2004, the balance of his Accounts shall be paid in a lump sum distribution to him.  Payments made pursuant to this Section 8.4 shall commence within 60 days following the close of the calendar quarter in which the Plan Committee receives notification of the determination of disability by the Social Security Administration (or as soon as reasonably practicable thereafter).

8.5

“Correction of Erroneous Credits or Payments” The Company intends only to credit amounts to a Participant’s Account and distribute benefits to which Participants are entitled under the Plan.  If the Plan Committee discovers that an amount was or was not appropriately credited to a Participant’s Account(s), the Plan Committee shall take any steps necessary to adjust the Participant’s Account(s) to correct the error, including an adjustment for earnings, if applicable.  If the Plan Committee determines that a Participant is entitled to a benefit that is greater than the benefit that has been or is being distributed to the Participant, then the Plan Committee shall adjust future benefit payments, or make a lump sum distribution, if appropriate, of any additional benefit.  If the Plan distributes a benefit to a Participant and the Plan Committee determines that the Participant was not entitled to receive such benefit, then the Plan Committee shall take reasonable steps to recover the total amount of the additional benefit from the individual to whom the amounts were distributed.  The Plan Committee may, in its sole discretion, reduce subsequent payments from the Plan to a Participant, if any, until such time as the full amount of the additional payment has been returned to the Company.  At its discretion, the Plan Committee may also require that the Participant return the additional payment immediately or over a period of time.  If the Plan Committee elects to reduce a Participant’s subsequent benefit payment(s), the Plan Committee shall provide the Participant with notice of such reduction and the reasons therefor.

8.6

“Medium of Distribution” Effective January 1, 2005, distributions attributable to an Account balance deemed to be invested in a Company stock investment option shall be made in whole shares of Company stock (rounded to the next lowest whole share) and, in the case of a lump sum distribution or the last installment distribution, cash in lieu of any fractional share (where the Company does not issue fractional shares); and distributions attributable to an Account balance deemed to be invested in an investment option other than a Company stock investment option shall be made in cash.

ARTICLE IX

Nature of Company Obligation and Participant Interest

9.1

“In General” A Participant, his Beneficiary, and any other person or persons having or claiming a right to payments under the Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan or any Trust Agreement shall be construed to give a Participant, Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specified assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future; but a Participant shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

9.2

“Benefits Payable from General Assets of Company” All amounts paid under the Plan shall be paid in cash or Company stock from the general assets of the Company (including, where applicable, any such assets held pursuant to a Trust Agreement).  Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow accounting.  Nothing contained in this Plan or any Trust Agreement, and no action taken pursuant to the provisions of this Plan or any Trust Agreement, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and a Participant, Beneficiary or any other person.  Neither the Participant, Beneficiary, nor any other person shall acquire any interest greater than that of an unsecured creditor.

9.3

“Other Benefit Programs” Any benefits payable under the Plan shall be independent of and in addition to any other benefits or compensation of any sort payable to or on behalf of the Participant under or pursuant to any other plan or program sponsored by the Company for its Directors generally.

ARTICLE X

Administration of the Plan

10.1

“In General” The Plan Committee shall be responsible for the general administration of the Plan.  The members of the Plan Committee, if not the Compensation Committee, shall be appointed by and may be removed by the Compensation Committee, in each case by written notice delivered to the Plan Committee member.  The Plan Committee may select a chairman and may select a secretary (who may, but need not, be a member of the Plan Committee) to keep its records or to assist it in the discharge of its duties.  A majority of the members of the Plan Committee shall constitute a quorum for the transaction of business at any meeting.  Any determination or action of the Plan Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of members.  Meetings may be held electronically.

10.2

“No Special Compensation for Committee” No member of the Plan Committee shall receive any compensation from the Plan for his service.

10.3

“Powers of the Committee” The Plan Committee shall administer the Plan in accordance with its terms and shall have all powers necessary or appropriate to carry out the provisions of the Plan.  It shall be the sole interpreter of the Plan provisions and shall determine all questions arising in the administration, interpretation and application of the Plan.  The Plan Committee shall determine a person’s eligibility for participation in the Plan, a Participant’s right to benefits from the Plan, the amount of any benefit due and the manner in which any benefit is to be paid by the Plan.  It will construe the Plan, supply any omissions, reconcile any differences and determine all factual issues that relate to the Plan.  Any such determination by the Plan Committee shall be conclusive and binding on all persons.  It may adopt any procedure or administrative regulation as it deems necessary or desirable for the conduct of its affairs and appropriate administration of the Plan.  The Plan Committee may appoint and retain service providers, including accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

10.4

“Expenses of Committee Reimbursed” The Plan Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties.  Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.

10.5

“Appointment of Agents” The Plan Committee is responsible for the daily administration of the Plan.  It may appoint other persons or entities to perform any of its fiduciary or other functions as required by the terms of the Plan.  The Plan Committee and any such appointee may employ advisors and other persons necessary or desirable to help it carry out its duties, including their respective fiduciary duties; provided, however, that any trustee appointed in connection with the Plan shall be appointed by and may be removed by the Compensation Committee rather than the Plan Committee.  The Plan Committee shall from time to time review the work and performance of each such appointee, and shall have the right to remove any such appointee from his position at any time, with or without notice.  Any person, group of persons or entity may serve in more than one fiduciary capacity.

10.6

“Plan Accounting” The Plan Committee shall maintain accurate and detailed records of Participants and Accounts established under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan.  Such Accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors and by persons designated thereby.

10.7

“Plan to Comply with Law” The Plan Committee shall take all steps necessary to ensure that the Plan complies with applicable laws at all times.  These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Company; and doing such other acts necessary for the administration of the Plan.  The Plan Committee shall keep a record of all of its proceedings and acts and shall keep all such books of account, records and other data as may be necessary for the proper administration of the Plan.  The Plan Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.

ARTICLE XI

Miscellaneous Provisions

11.1

“No Assignment” Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey, or hypothecate or pledge, the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable except by will or the laws of descent and distribution.  Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

11.2

“All Benefits Before Payment Subject to Company’s Creditors” The assets from which Participants’ benefits shall be paid shall at all times be subject to the claims of the creditors of the Company before payment to a Participant and a Participant shall have no right, claim or interest in any assets as to which such Participant’s account is deemed to be invested or credited under the Plan.

11.3

“Plan Amendment or Termination” The Plan may be amended, modified, or terminated by the Board of Directors or the Compensation Committee in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall reduce the value of benefits credited under the Plan prior to such amendment, modification or termination, provided such benefits remain non-forfeitable as determined by the terms of the Plan immediately prior to such amendment, modification or termination and such benefits are subject to the claims of the Company’s creditors as described in Article IX hereof.

11.4

“Benefits Under This Plan Are Additional to Other Benefits or Pay” It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his service to the Company.

11.5

“Company to Withhold Taxes” The Company shall deduct from each payment under the Plan the amount of any tax (whether federal, state or local income taxes, Social Security taxes or Medicare taxes) required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person entitled to such distribution.

11.6

“Distributions Not Compensation for Purposes of Any Other Plan” Distributions from this Plan shall not be considered wages, salaries or compensation under any other plan or program sponsored or maintained by the Company or a subsidiary.

11.7

“Applicable Law” To the extent state law is not preempted by ERISA, this Plan, and all its rights under it, shall be governed and construed in accordance with the laws of the State of Tennessee.

11.8

“Binding Affects on Assigns and Successors” This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through sale of assets, merger, consolidation or acquisition.

11.9

“Titles Do Not Prevail” The titles to the Sections of this Plan are included only for ease of use and are not terms of the Plan and shall not prevail over the actual provisions of the Plan.

11.10

“Electronic Administration” Notwithstanding anything to the contrary in the Plan, the Plan Committee may announce from time to time that Participant enrollments, Participant elections, and any other aspect of plan administration may be made by telephonic or other electronic means rather than in paper form.

11.11

“Construction”.

(a)

The Plan is created for the exclusive benefit of Directors of the Company and their Beneficiaries, and the Plan and any Trust Agreement shall be interpreted and administered in a manner consistent with their being an unfunded deferred compensation plan exempt from ERISA and a nonqualified deferred compensation plan which complies with the requirements of Code Section 409A.  If the fund is maintained pursuant to a Trust Agreement, it is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly.

(b)

In determining separation from service for purposes of the Plan and Code Section 409A, the Company and each of the following business entities or other organizations (whether or not incorporated) which during the relevant period is treated (but only for the portion of the period so treated and for the purpose and to the extent required to be so treated) shall be treated as single employer:

(i)

Any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Employer, and

(ii)

Any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Employer.

IN WITNESS WHEREOF, this amendment and restatement of the Plan has been executed on the 29th day of October, 2004, but effective as of November 1, 2004.

DOLLAR GENERAL CORPORATION

	By:	/s/ Jeffrey R. Rice
	Its:	Vice President, Human Resources

ATTEST: /s/ Brenda M. Mosley